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                                                                    EXHIBIT 23.5

                    INDEPENDENT PUBLIC ACCOUNTANTS' CONSENT

     We consent to the incorporation by reference in the registration statement on Form S-4 filing of PCI Chemicals Canada Inc. of our report dated September 5, 1997 with respect to the combined balance sheets of ICI Forest Products -- North America as of December 31, 1996, 1995 and 1994, and the related combined statements of operations, head office account and changes in financial position for each of the years in the three year period ended December 31, 1996, which report appears in the Form 8-K of Pioneer Americas Acquisition Corp. dated November 5, 1997.

KPMG
Chartered Accountants

Montreal, Canada
November 26, 1997